EXHIBIT 99-1

Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Matt Brusch, Director of Communications mbrusch@tier.com (571) 382-1048

Tier Provides Additional Disclosure Regarding Restatement

RESTON, Va., March 30, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), (“Tier” or the “Company”) announced today that as previously reported, on March 10, 2006, Tier received a notification that The Nasdaq Listing Qualifications Panel (the “Panel”) had granted the Company’s request for continued listing on The Nasdaq National Market, subject to certain conditions. One of the conditions was the requirement that Tier disclose, no later than March 15, 2006, the results and related impact on the Company’s historical financial statements of a project undertaken by Tier to reconcile the accounting records for one of its payment processing centers. As previously disclosed, the Company was not in a position to comply with this condition due to issues surrounding the work performed by the forensic accounting firm hired to assist the Company with reconciling the accounting records. The Company is now in a position to provide the preliminary unaudited results of the reconciliation project based on additional work it has completed since those issues arose.

Specifically, Tier’s reconciliation project analyzed the net accounts receivable balances since fiscal 2001 relating to the payment processing center, which are calculated by netting the following accounts: 1) the bank account used as a repository for child support payments received by Tier from non-custodial parents; 2) the related payable account that tracks Tier’s liability to make child support payments to custodial parents; and 3) the receivables account reflecting Tier’s right to recover from participants (a) funds advanced by Tier to custodial parents on behalf of non-custodial parents whose payments to Tier were made with insufficiently funded checks and (b) funds paid in error by Tier to the wrong recipient.

The Company now has preliminary unaudited results from this reconciliation project and currently is in the process of completing its final review. Based upon these preliminary unaudited results, it appears that the adjustments resulting from the reconciliation of this payment processing center’s accounts will result in a reduction in net assets of less than one percent compared to previous reported results at the end of each of the fiscal years 2001 through 2005. From fiscal 2001 through fiscal 2005, the cumulative pre-tax impact on the Company’s retained earnings is expected to be a reduction of approximately $0.6 million. At the present time, the Company does not believe that the impact on pre-tax income in any fiscal year will exceed $1.0 million. Based upon the reviews by Company management and the forensic accounting firm assisting with this project, no funds appear to be missing and the issues identified were primarily accounting and operational in nature.

Preliminary Unaudited Impact of Restatement on Historical Financial Statements

Because of the issues identified with the payment processing center described above, as well as the two other accounting issues discussed in Tier’s December 14, 2005 report on

Form 8-K, Tier undertook an in-house review of other significant accounting practices, including the recognition of revenues, accrued liabilities, taxes-other-than-income, tenant improvements and rent holidays, the allowance for doubtful accounts, investments in marketable securities, and an investment in a minority-owned subsidiary. These reviews identified the need to make a number of corrections, which primarily result in reclassifications between various line items on the balance sheet, and which also shift the timing of the recognition of certain revenues and expenses into the correct reporting periods.

Including the preliminary unaudited results of the payment processing center reconciliation project described above, we believe it is likely that the combined impact of all preliminary unaudited adjustments will reduce the annual balances of the Company’s net assets between September 30, 2001 and June 30, 2005 by approximately 1.5% to 2.5%. Between September 30, 2001 and June 30, 2005, the cumulative pre-tax impact on the Company’s retained earnings is expected to be a reduction of approximately $1.5 million to $2.5 million. At the present time, we do not believe that the absolute value of the impact on pre-tax income for these adjustments in any given year will exceed $1.0 million.

About Tier

Tier Technologies (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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